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                                                                  EXHIBIT (4)(e)

                                                    (To be utilized for current
                                                   variable annuity contracts.)


                             ASSUMPTION CERTIFICATE


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Policy Number:
                                               -------------------------------

         This is to certify that as of 12:01 a.m. (standard time at the address of the owner of the above captioned policy or contract) on _____________________, 1991, MERRILL LYNCH LIFE INSURANCE COMPANY, a Washington stock insurance company, hereby assumes all liability for performance of the terms of the policy identified above and issued by FAMILY LIFE INSURANCE COMPANY, a Washington stock insurance company, the same as if it had been originally issued by MERRILL LYNCH LIFE INSURANCE COMPANY.

         The Variable Account mortality risk charge described in Section 4.3 of the contract, which on an annual basis equals 0.8% of the daily net asset value of the Variable Account, is modified so that a portion of such charge, equivalent on an annual basis to 0.05% of such daily net asset value, will be for distribution expenses and the remainder, equivalent on an annual basis to 0.75% of such daily net asset value, will be for mortality guarantees made under the contract. This change has no impact, favorable or unfavorable, on your contract value.

         You have the right to reject the assumption and remain with FAMILY LIFE INSURANCE COMPANY by notifying either FAMILY LIFE INSURANCE COMPANY or MERRILL LYNCH LIFE INSURANCE COMPANY in writing of such rejection within 10 days of the date of the mailing of this Assumption Certificate.

         With respect to the Policyholders who are obligated to make further periodic premium payments, the Policyholder, by making the next premium payment, consents to the assumption by MERRILL LYNCH LIFE INSURANCE COMPANY of all of the obligations and liability of FAMILY LIFE INSURANCE COMPANY. Premium notices, as required by law or by contract, will be sent by MERRILL LYNCH LIFE INSURANCE COMPANY and all premiums or annuity considerations now or hereafter due on this Policy are payable to MERRILL LYNCH LIFE INSURANCE COMPANY at its Policyholder Service Center, 4655 Salisbury Road, Jacksonville, Florida 32256.





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         Signed at the executive offices of MERRILL LYNCH LIFE INSURANCE
COMPANY, at Plainsboro, New Jersey.


                                           ---------------------------------
                                                                , President


                                           ---------------------------------
                                                                , Secretary


                                   IMPORTANT

This certificate becomes a part of your policy and should be attached thereto. All correspondence and inquiries should be directed to Merrill Lynch Life Insurance Company, Policyholder Service Center, 4655 Salisbury Road, Jacksonville, Florida 32256.





ML-VAC1 IL (4/91)





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